Exhibit 99.1

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway, DeWitt, N.Y. 13214	News Release For further information, please contact:
Scott A. Kingsley
EVP & Chief Financial Officer
Office: (315) 445-3121

Community Bank System Declares Dividend and
Announces Results of 2013 Annual Meeting

SYRACUSE, N.Y. — May 10, 2013 — Community Bank System, Inc. (NYSE: CBU) announced that its Board of Directors declared a $0.27 per share dividend payable on July 10, 2013, to shareholders of record as of June 14, 2013.  The $0.27 cash dividend represents an annualized yield of 3.7% based on the closing share price of $29.26 on May 8, 2013.

The Company also announced that five directors standing for election at its Annual Shareholders Meeting on May 8, 2013 were elected including Mark J. Bolus, Nicholas A. DiCerbo, James A. Gabriel, Edward S. Mucenski and Brian R. Wright.  At the Annual Meeting, the shareholders ratified the appointment of PricewaterhouseCoopers, LLP to serve as the Company’s independent registered public accounting firm, and approved an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of common stock to 75,000,000.  The shareholders also approved, on an advisory basis, the Company’s executive compensation programs.

About Community Bank System

Headquartered in DeWitt, N.Y., Community Bank System, Inc. has more than $7.0 billion in assets and over 180 customer facilities.  The Company’s banking subsidiary, Community Bank, N.A. operates across Upstate New York and Northeastern Pennsylvania, where it conducts business as First Liberty Bank & Trust.  Its other subsidiaries include: Benefit Plans Administrative Services, Inc., a national employee benefits consulting and trust administration firm with offices in New York, New Jersey, Pennsylvania and Texas; the CBNA Insurance Agency, with offices in five northern New York communities; Community Investment Services, Inc., a wealth management firm delivering a wide range of financial products throughout the Company's branch network; and Nottingham Advisors, an investment management and advisory firm with offices in Buffalo, N.Y. and North Palm Beach, Florida.  For more information, visit: www.communitybankna.com or www.firstlibertybank.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  CBU does not assume any duty to update forward-looking statements.